EXHIBIT 4.2

                         BANTA HOURLY 401(k) PLAN TRUST


                                TABLE OF CONTENTS

                                                                         Page

   ARTICLE I.  DEFINITIONS . . . . . . . . . . . . . . . . . . . . . . .    2
        Section 1.01.  Definitions . . . . . . . . . . . . . . . . . . .    2
        Section 1.02.  Gender, Number and Construction of Terms  . . . .    3

   ARTICLE II.  ESTABLISHMENT, ACCEPTANCE AND PURPOSE OF TRUST . . . . .    4
        Section 2.01.  Establishment of Trust  . . . . . . . . . . . . .    4
        Section 2.02.  Trustee Acceptance  . . . . . . . . . . . . . . .    4
        Section 2.03.  Purpose of Trust  . . . . . . . . . . . . . . . .    4

   ARTICLE III.  PAYMENTS FROM FUND  . . . . . . . . . . . . . . . . . .    5

   ARTICLE IV.  INVESTMENT OF TRUST FUND . . . . . . . . . . . . . . . .    6
        Section 4.01.  Investment of Trust Fund  . . . . . . . . . . . .    6
        Section 4.02.  Investment of Cash Reserves . . . . . . . . . . .    6
        Section 4.03.  Loans to Participants . . . . . . . . . . . . . .    6

   ARTICLE V.  POWERS OF TRUSTEE . . . . . . . . . . . . . . . . . . . .    7
        Section 5.01.  General Powers  . . . . . . . . . . . . . . . . .    7
        Section 5.02.  Authority of Investment Manager . . . . . . . . .    9
        Section 5.03.  Special Provisions Relating to Company Stock  . .   10

   ARTICLE VI.  VALUATION OF TRUST FUND AND MAINTENANCE OF PARTICIPANT
        ACCOUNTS . . . . . . . . . . . . . . . . . . . . . . . . . . . .   11
        Section 6.01.  Valuation of Trust Fund . . . . . . . . . . . . .   11
        Section 6.02.  Valuation Date  . . . . . . . . . . . . . . . . .   11

   ARTICLE VII.  REPORTS AND ACCOUNTINGS . . . . . . . . . . . . . . . .   12
        Section 7.01.  Audit of Trustee Accounts . . . . . . . . . . . .   12
        Section 7.02.  Trust Fund  . . . . . . . . . . . . . . . . . . .   12
        Section 7.03.  Settlement of Trustee Accounts  . . . . . . . . .   12

   ARTICLE VIII.  TAXES, EXPENSES, TRUSTEE COMPENSATION  . . . . . . . .   14
        Section 8.01.  Expenses and Trustee Compensation . . . . . . . .   14
        Section 8.02.  Taxes . . . . . . . . . . . . . . . . . . . . . .   14

   ARTICLE IX.  FIDUCIARIES AND TRUSTEE LIABILITY  . . . . . . . . . . .   15
        Section 9.01.  Named Fiduciaries . . . . . . . . . . . . . . . .   15
        Section 9.02.  Allocation of Fiduciary Responsibilities  . . . .   15
        Section 9.03.  Trustee Liability . . . . . . . . . . . . . . . .   15
        Section 9.04.  Trustee Litigation and Indemnification  . . . . .   15

   ARTICLE X.  SUCCESSOR TRUSTEE . . . . . . . . . . . . . . . . . . . .   17
        Section 10.01. Removal or Resignation of Trustee . . . . . . . .   17
        Section 10.02. Successor Trustee or Trust Fund . . . . . . . . .   17

   ARTICLE XI.  AMENDMENT OR TERMINATION . . . . . . . . . . . . . . . .   18
        Section 11.01. Amendment . . . . . . . . . . . . . . . . . . . .   18
        Section 11.02. Termination or Partial Termination  . . . . . . .   18
        Section 11.03. Reversion of Contributions  . . . . . . . . . . .   18
        Section 11.04. Designation of Participating Employers  . . . . .   19

   ARTICLE XII.  MISCELLANEOUS . . . . . . . . . . . . . . . . . . . . .   20
        Section 12.01. No Assignment of Interest . . . . . . . . . . . .   20
        Section 12.02. Responsibility of Insurance Company . . . . . . .   20
        Section 12.03. Wisconsin Law to Govern . . . . . . . . . . . . .   20
        Section 12.04. Illegality  . . . . . . . . . . . . . . . . . . .   20
        Section 12.05. Counterparts  . . . . . . . . . . . . . . . . . .   20
        Section 12.06. Successors and Assigns  . . . . . . . . . . . . .   20


                         BANTA HOURLY 401(k) PLAN TRUST


             THIS TRUST AGREEMENT made and entered into as of this 28th day of February, 1996, by and between BANTA CORPORATION, a Wisconsin corporation (hereinafter called the "Company"), and FIRST TRUST NATIONAL ASSOCIATION, a national banking association (hereinafter called the "Trustee"), represents the merger and continuation of three separate trusts;

                              W I T N E S S E T H :

             WHEREAS, the Company maintains a profit sharing plan intended to qualify under Section 401(a) of the Internal Revenue Code of 1986, as amended, which plan incorporates a savings feature intended to constitute a qualified "cash or deferred arrangement" within the meaning of Section 401(k) of the Internal Revenue Code; and

             WHEREAS, the Company and a predecessor trustee heretofore established three separate trusts to receive and hold for investment contributions under the three predecessor plans and to distribute the same to Participants and Beneficiaries in accordance with the terms of said plans and wish to merge and continue said trusts on the terms and conditions hereinafter set forth; and

             WHEREAS, the Company has authorized the execution of this Agreement with the Trustee.

             NOW, THEREFORE, the Company and the Trustee hereby agree as follows:

                             ARTICLE I.  DEFINITIONS


             Section 1.01. Definitions. The following words and phrases when used herein shall have the following meanings, except as otherwise required by the context:

             (a) "Code" means the Internal Revenue Code of 1986, as interpreted by applicable regulations and rulings issued pursuant thereto, all as amended and in effect from time to time.

             (b) "Company" means Banta Corporation, a Wisconsin corporation. Action by any corporate officer of the Company is effective action by the Company.

             (c) "ERISA" means the Employee Retirement Income Security Act of 1974, as amended from time to time.

             (d) "Investment Fund" means an unsegregated fund established within the Trust and invested in securities, insurance contracts or other property of such type and characteristics as may be determined pursuant to the terms of the Plan and this Agreement.

             (e) "Investment Manager" means the Company or any other person, corporation or association appointed by the Company to direct the investment and reinvestment of all or any portion of the assets of the Trust Fund in accordance with Article V. Each Investment Manager other than the Company shall be:

               (i) registered as an investment advisor under the Investment Advisers Act of 1940; or

              (ii)      a bank, as defined in said Investment Advisers
                        Act of 1940; or

             (iii) an insurance company qualified to perform the services of Investment Manager under the laws of more than one state;

   and shall acknowledge in writing that it is a fiduciary with respect to the Plan.

             (f) "Participating Employer" means the Company and any subsidiary or affiliate of the Company which adopts the Plan with the Company's consent.

             (g) "Plan" means the Banta Hourly 401(k) Plan, as amended and in effect from time to time.

             (h) "Trust" means the Banta Hourly 401(k) Plan Trust as set forth in this Trust Agreement.

             (i) "Trust Fund" means all of the assets held by the Trustee under this Agreement.

             (j) "Trustee" means First Trust National Association, or any successor or successors appointed pursuant to Section 10.02 to hold and administer the Trust Fund in accordance with this Trust Agreement.

             Section 1.02. Gender, Number and Construction of Terms. Whenever any words are used herein in the masculine, they shall be construed as though they were used in the feminine in all cases where they would so apply, and wherever any words herein are used in the singular or the plural, they shall be construed as though they were used in the plural or singular, as the case may be, in all cases where they would so apply. The words "hereof", "herein", "hereunder" and other similar compounds of the word "here" shall mean and refer to the entire Trust Agreement and not to any particular Article or Section. Titles of Articles and Sections hereof are for general information only, and the Trust Agreement is not to be construed by reference thereto.

           ARTICLE II.  ESTABLISHMENT, ACCEPTANCE AND PURPOSE OF TRUST


             Section 2.01. Establishment of Trust. The Company hereby continues with the Trustee a Trust in order to implement and carry out the purposes of the Plan.

             Section 2.02. Trustee Acceptance. The Trustee hereby accepts the Trust Fund consisting of such cash and other property acceptable to the Trustee as shall from time to time be paid or delivered to the Trustee, including, but not limited to, contributions under the Plan, together with the earnings, income, additions and appreciation thereon and thereto. The Trustee shall hold the Trust Fund in trust and deal with it in accordance with the terms and conditions of this Agreement.

             Section 2.03. Purpose of Trust. This Trust is for the sole purpose of accumulating and distributing the Trust Fund to provide benefits under the provisions of the Plan as from time to time amended. Except for that part of the Trust Fund which may be required to pay taxes and administration expenses and except as provided in Section 11.03, at no time prior to the satisfaction of all liabilities with respect to the participants and their beneficiaries under the Plan, shall any part of the corpus or income of the Trust Fund be used for or diverted to purposes other than for the exclusive benefit of such participants and their beneficiaries.

                        ARTICLE III.  PAYMENTS FROM FUND


             It shall be the duty of the Trustee hereunder to make payments out of the Trust Fund to such persons, in such manner, at such times and in such amounts as may be specified in written directions received from time to time by the Trustee from the Company or other person or group of persons having the authority under the Plan to authorize and direct such payments. The identity of such person or group of persons shall be certified to the Trustee by the Company. All such directions to the Trustee for payments out of the Trust Fund shall be in writing, signed by a duly authorized person or persons. The Trustee shall be fully protected in making payments out of the Trust Fund in accordance with such written directions. Should any payments made by the Trustee out of the Trust Fund be unclaimed, the Trustee shall notify the Company or such other person who had directed such payment to be made, and shall dispose of such payments as the Company or such other authorized person shall then direct. Except as provided in this Article III, the Trustee shall not be responsible for matters pertaining to the operation and administration of the Plan, and it is specifically provided that the Trustee shall not be deemed to be the administrator, as defined by ERISA, of the Plan.

                      ARTICLE IV.  INVESTMENT OF TRUST FUND

             Section 4.01. Investment of Trust Fund. The Trustee shall establish and maintain the Investment Funds for the collective investment and reinvestment of the Trust Fund pursuant to the direction of the participants under the Plan. The Company shall instruct the Trustee as to the division of contributions among the Investment Funds and the transfer of assets among such Funds. Subject to such guidelines as may be established by the Company, the management of each Investment Fund's investment and reinvestment shall be at the sole discretion of the Trustee or an Investment Manager, as the case may be. The Company may from time to time revise, eliminate or establish one or more Investment Funds. The Company shall prescribe the investment characteristics and general types of investments for any such Investment Fund in writing and shall communicate such information to Plan participants and to the Trustee.

             Section 4.02. Investment of Cash Reserves. To preserve sufficient liquidity to make payments as required or to meet current expenses, the Trustee may hold part of the Trust Fund in cash, and shall not be liable for interest on moneys so held. Any Investment Fund may, in the discretion of the Trustee or Investment Manager, be partially invested from time to time in short-term interest-bearing securities.

             Section 4.03. Loans to Participants. In accordance with the terms of the Plan, loans may be made to Participants. Such loans shall not be treated as assets of any Investment Fund but shall be investments for the sole benefit of the borrowing participant or his beneficiary.

                          ARTICLE V.  POWERS OF TRUSTEE


             Section 5.01. General Powers. Subject to the right of Plan participants to direct the investment and reinvestment of their Plan account as provided in the Plan, and subject to the control of an Investment Manager as provided in Section 5.02, the Trustee is authorized and empowered:

             (a) to invest and reinvest the assets of the Trust Fund, without distinction between principal and income, in shares, stocks, securities or other evidences of ownership (whether common or preferred), bonds, notes, debentures or other obligations of every description (whether or not secured by mortgages on real or personal property or other collateral wherever situated), including securities issued by the Company and including any part interest in a bond and mortgage or note or mortgage (whether or not insured), trade acceptances or other commercial paper, mutual funds, loans or deposits at interest on call or on time (whether or not secured by collateral and/or maintained with the Trustee or any affiliate thereof), and any other property or part interest in property, real or personal, domestic or foreign (whether or not productive of income or consisting of wasting assets), including interests in any common, pooled, diversified or consolidated fund or group trust qualified under
   Section 401(a) of the Code (or the corresponding provisions of any subsequent federal internal revenue law) and maintained by a bank or other financial institution or by any other third party (including the Trustee or any affiliate thereof) for the purpose of investing assets held in trust under the plans qualified under said Code Section, or interests in any other common trust fund maintained by the Trustee as a short term investment fund, which fund may be designated by an Investment Manager, from time to time and at any time, whereupon, during the effective period of such designation, any instrument governing such trust or fund shall be deemed to be incorporated in and made a part of this Agreement as fully and to all intents and purposes as if set forth herein at length;

             (b) to sell, exchange, convey, transfer or dispose of and also to grant options with respect to, any property, whether real or personal at any time held by it, and any sale may be made by private contract or by public auction, and no person dealing with the Trustee shall be bound to see to the application of the purchase money or to inquire into the validity, expediency or propriety of any such sale or other disposition;

             (c) to retain, manage, operate, repair and improve and to mortgage or lease for any period any real estate held by the Trustee;

             (d) to compromise, compound, settle, or submit to arbitration any debt, claim or obligation due from third persons to it or to third persons from it, as Trustee hereunder and to reduce the rate of interest on, to extend or otherwise modify, or to foreclose upon default or otherwise enforce any such obligation;

             (e) to vote in person or by proxy on any stocks, bonds or other securities held by it; to exercise any options appurtenant to any stocks, bonds or other securities for the conversion thereof into other stocks, bonds or securities, or to exercise any rights to subscribe for additional stocks, bonds or other securities and to make any and all necessary payments therefor; to join in, dissent from or oppose the reorganization, recapitalization, consolidation, sale or merger of corporations or properties in which it may be interested as Trustee, upon such terms and conditions as it may deem wise, and to accept any securities which may be issued upon any such reorganization, recapitalization, consolidation, sale or merger, and thereafter to hold the same;

             (f) to make, execute, acknowledge and deliver any and all deeds, leases, assignments, documents of transfer and conveyance and any and all other instruments that may be necessary or appropriate to carry out the powers herein granted;

             (g) to enforce any right, obligation or claim in its discretion and in general to protect in any way the interests of the Trust Fund, either before or after default, and in case it shall consider such action for the best interests of the Trust Fund, in its discretion, to abstain from the enforcement of any right, obligation or claim or to abandon any property, whether real or personal, which at any time may be held by it;

             (h) to borrow or raise moneys for the purposes of this Trust in such amount and upon such terms and conditions as the Trustee in its discretion may deem advisable; and for any sums so borrowed to issue its promissory note as Trustee and to secure the repayment thereof by pledging all or any part of the Trust Fund; and no person loaning money to the Trustee shall be bound to see to the application of the money loaned or to inquire into the validity, expediency or propriety of any such borrowing;

             (i) to cause any investments of the Trust Fund to be registered in, or transferred into, its name as Trustee or the name of its nominee or nominees or to retain them unregistered or in form permitting transferability by delivery, but the books and records of the Trustee shall at all times show that all such investments are part of the Trust Fund;

             (j) to do all acts which it may deem necessary or proper and to exercise any and all powers of the Trustee under this Agreement upon such terms and conditions as to it may seem for the best interests of the Trust Fund;

             (k) from time to time, to employ such legal, actuarial, accounting, investment and other assistants as it may deem necessary for administering the Trust Fund which assistants may be those consulted by the Company or any Participating Employer, the Plan and/or other fiduciaries; in any case in which the Trustee utilizes such services, it shall retain exclusive authority and discretion for administration and operation of the Trust Fund;

             (l) to own any contract with an insurance company held as an investment of the Trust Fund, and to exercise any option, privilege or benefit in connection therewith, including, without limitation, the right to collect and receive the proceeds and all dividends or other distributions thereon; to surrender any such contract for cash; to change the persons to whom and the manner in which the proceeds of any such contract shall be paid; to convert any such contract from one form to another; to sell or assign any such contract; to execute all necessary receipts and releases to any insurance company; and to compromise or adjust any claim arising out of any such contracts; and

             (m) to hold uninvested reasonable amounts of cash whenever it is deemed advisable to do so to facilitate disbursements or for other operational reasons and to deposit the same, with or without interest, in the commercial or savings departments of the Trustee or any affiliate thereof.

             Section 5.02. Authority of Investment Manager. (a) The Company may appoint one or more Investment Managers to direct the investment and reinvestment of all or any portion of the Trust Fund. The Company may modify or terminate such designations from time to time. So long as, and to the extent that, any designation of an Investment Manager is in effect, the Trustee shall invest, reinvest and retain the Portfolio assigned to an Investment Manager in accordance with the instructions received from such Investment Manager, and with respect to assets under the control of such Investment Manager, shall follow any instructions received by it from such Investment Manager as to the exercise by the Trustee of its powers hereunder. So long as, and to the extent that, no such designation is in effect, the Trust Fund assets shall be invested and reinvested by the Trustee. Notwithstanding the foregoing, the Company may not be appointed to act as Investment Manager or otherwise direct the Trustee with respect to the exercise of its powers with respect to the assets of the Company Stock Fund.

             (b) All transactions for a portion of the Trust Fund controlled by an Investment Manager shall be made by the Trustee upon such terms and conditions and from and through such principals or agents as the Investment Manager may direct. An Investment Manager may issue orders for the purchase or sale of securities directly to a broker or dealer.
   Written notification of the issuance of each such order shall be given promptly to the Trustee by such Investment Manager, and the execution of each such order shall be confirmed by the broker to such Investment Manager and to the Trustee. Such notification shall be authority to the Trustee to receive securities purchased against payment therefor and to deliver securities sold against receipt of the proceeds therefrom, as the case may be.

             (c) Unless the Trustee participates knowingly in, or knowingly undertakes to conceal, a breach of fiduciary duty by an Investment Manager, the Trustee shall not be liable for any act or omission of such Investment Manager, and shall not be under any obligation to invest or otherwise manage the assets of the Plan that are subject to the management of such Investment Manager. Without limiting the generality of the foregoing, the Trustee shall not be liable by reason of its taking or refraining from taking, at the direction of an Investment Manager, any action pursuant to this Article, or pursuant to a notification of an order to purchase or sell securities issued by an Investment Manager, nor shall the Trustee be liable by reason of its refraining from taking any action because of the failure of an Investment Manager to give such direction or order. Except as provided in this Section 5.02, the Trustee shall be under no duty to question or to make inquiries as to any direction or order or failure to give direction or order by an Investment Manager. So long as the designation of an Investment Manager remains in effect, the Trustee shall be under no duty to make any review of the investments acquired at the direction or order of such Investment Manager and shall be under no duty to make any recommendations with respect to disposing of or continuing to retain any such investment.

             Section 5.03.  Special Provisions Relating to Company Stock.
   (a) Shares of Company Stock shall be acquired by the Trustee at such times and from such sources as the Trustee, in its sole discretion, may decide, which may include acquisitions (i) in the open market, (ii) from private sources, which may include the Company or employees or former employees of a Participating Employer, (iii) as part of the Participating Employers' contributions, (iv) by the exercise of rights, or (v) in such other manner as the Trustee may from time to time determine.

             (b) The Trustee shall exercise voting rights and respond to tender or exchange offers with respect to Company Stock as provided in Sections 8.10 and 8.11 of the Plan.

                    ARTICLE VI.  VALUATION OF TRUST FUND AND
                       MAINTENANCE OF PARTICIPANT ACCOUNTS


             Section 6.01. Valuation of Trust Fund. As of each "Valuation Date" (as defined in Section 6.02 hereof), each Investment Fund shall be valued and the net income (or loss) attributable to each such Fund shall be allocated to the accounts of participants, former participants and beneficiaries in accordance with the terms of the Plan.

             Section 6.02. Valuation Date. The Valuation Date for all purposes of this Article VI shall be each business day.

                      ARTICLE VII.  REPORTS AND ACCOUNTINGS


             Section 7.01. Audit of Trustee Accounts. The Trustee shall keep accurate and detailed accounts of all investments, receipts, disbursements and other transactions hereunder for the Trust Fund and all accounts, books and records relating thereto shall be open to inspection and audit at all reasonable times during business hours of the Trustee by any person designated by the Company.

             Section 7.02. Trust Fund. (a) Within ninety (90) days after the end of each calendar year, the Trustee shall prepare and deliver to the Company a statement of the accounts and proceedings of the Trust Fund (which statement shall include substatements showing the accounts and proceedings of each Investment Fund) for such year. Each such statement (and each such substatement) shall be in a form satisfactory to the Company, shall contain a listing of transactions in the Trust Fund (and in each fund) during the year, and shall contain such additional information as shall be agreed upon by the Trustee and the Company. In addition to the foregoing, the Trustee shall provide to the Company such additional reports, information, cooperation and assistance as it may, from time to time and at any time, request and require in connection with its operation and functions.

             (b) In addition, as soon as practicable after the removal or resignation of the Trustee or the termination, in whole or in part, of the Plan, the Trustee shall file with the Company a written account of all of its transactions relating to the Plan during the period from the last previous accounting to the date of such removal, resignation or termination, including the information described in subsections (a) and
   (b) of this Section 7.02.

             Section 7.03. Settlement of Trustee Accounts. In case of any disapproval of any statement of accounts of the Trustee, an audit of such statement shall be made by an independent certified public accountant appointed by the Company, unless a corrected statement shall have been rendered to the Company and approved in writing by the Company. Upon completion of such audit, the inaccuracies in such statement so audited, if any, shall be corrected to conform to such audit and a corrected statement shall be delivered by the Trustee to the Company. Any such corrected statement shall stand approved as the statement of account of the Trustee as to all matters embraced therein, without further approval. An approved or corrected statement of account shall constitute an account stated between the Trustee and the Company as to all matters embraced in such statement, and shall be binding and conclusive upon all persons interested in the Trust Fund to the same extent as if the account of the Trustee had been settled and allowed in a proceeding for judicial settlement of its accounts in any court of competent jurisdiction, to which all such persons had been made parties; provided, however, that no such statement of accounts nor the Company's approval thereof shall be deemed to relieve the Trustee of any liability which may be imposed upon it for violation of a specific provision of ERISA and/or the Code; provided further that nothing contained in this Trust Agreement shall be deemed to deprive the Trustee and/or the Company of the right to have a judicial settlement of the Trustee's accounts.

             ARTICLE VIII.  TAXES, EXPENSES, TRUSTEE COMPENSATION


             Section 8.01. Expenses and Trustee Compensation. Unless they are paid by the Company or a Participating Employer, the Trustee shall pay from the Trust Fund all reasonable expenses incurred in administering this Trust, including but not limited to legal and accounting fees, brokerage commissions and costs, such compensation of the Trustee as shall be agreed upon in writing between the Company and the Trustee, and such fees, costs and other expenses that the Company may certify in writing to the Trustee for payment from the Trust Fund.

             Section 8.02. Taxes. The Trustee, after receiving the written approval of the Company, shall pay from the Trust Fund all taxes of any and all kinds whatsoever that may be levied or assessed under existing or future laws upon the Trust Fund or the income thereof and, in its discretion, may contest the validity or the amount of any such taxes.

                 ARTICLE IX.  FIDUCIARIES AND TRUSTEE LIABILITY


             Section 9.01.  Named Fiduciaries.  The Company, any
   Participating Employers, and the Trustee are named fiduciaries within the meaning of ERISA with respect to this Trust and the Plan. Each Investment Manager is such a named fiduciary with respect to the portion of the Trust Fund that is subject to the control of such Investment Manager.

             Section 9.02. Allocation of Fiduciary Responsibilities. The fiduciary responsibilities (within the meaning of ERISA) allocated to each named fiduciary designated in Section 9.01 hereof shall consist of the responsibilities, duties, authority and discretion of such named fiduciary which are expressly provided in this Trust Agreement, any agreement with an Investment Manager and/or the Plan. Each such named fiduciary may obtain the services of such legal, accounting, investment and other assistants as it deems appropriate, any of whom may be assistants who also render services to any other such named fiduciary, and Plan and/or the Company or any Participating Employer; provided, however, that where such services are obtained, such named fiduciary shall not be deemed to have delegated any of its fiduciary responsibilities to any such assistant but shall retain full and complete authority over and responsibility for any activities of such assistant.

             Section 9.03. Trustee Liability. The Trustee shall not be liable for the making, retention or sale of any investment or reinvestment made by it as herein provided or for any loss to or diminution of the Trust Fund, or for anything done or omitted to be done by it, except as and only to the extent that such action constitutes a violation of a specific provision of ERISA and/or the Code. The Trustee shall not be liable for any act which it has performed pursuant to the written direction of the Company or any Investment Manager, except as and only to the extent such act constitutes a violation of a specific provision of ERISA and/or the Code.

             Section 9.04. Trustee Litigation and Indemnification. (a) The Trustee shall have the power to commence or defend suits or legal or administrative proceedings and, with the consent of the Company, to settle, compromise or submit to arbitration, any claims, debts or damages due or owing to or from the Trust Fund; provided, however, that the Trustee shall not be required to institute suit or maintain any litigation unless the Trust Fund holds sufficient funds for this purpose or unless it has been indemnified to its satisfaction for its counsel fees, costs, disbursements and all other expenses and liabilities to which it may be subjected by such suit; provided, further, that the Trustee may utilize the proceeds of any contract to meet expenses incurred in enforcing payment of such contract.

             (b) The Company agrees, directly from its own assets, to indemnify and hold harmless the Trustee against all claims, liabilities, damages, expenses (including reasonable counsel fees) or other charges incurred by or asserted against the Trustee as a direct or indirect result of acting or refraining from acting pursuant to any directions pursuant to the terms of the Plan, or refraining from acting in the absence of any required directions, from the Company, any Investment Manager, or any person or committee authorized to act on behalf thereon. As a condition of eligibility for such indemnification, however, the Trustee shall provide prompt written notice of such claim to the Company and consult with each regarding any response to such claim. Prompt written notice means notice within 30 days of the date the Trustee has knowledge. Any expense incurred by the Trustee before such notice is given shall not be reimbursed.

                          ARTICLE X.  SUCCESSOR TRUSTEE


             Section 10.01. Removal or Resignation of Trustee. The Trustee may be removed by the Company at any time upon sixty (60) days' notice in writing to the Trustee, or upon shorter notice acceptable to the Trustee. The Trustee may resign at any time upon sixty (60) days' notice in writing to the Company, or upon shorter notice acceptable to the Company. In the event of such removal or resignation, the Trustee shall have the right to have its accounts settled as provided in Section 7.03 hereof.

             Section 10.02. Successor Trustee or Trust Fund. (a) Upon such removal or resignation of the Trustee, the Company shall either (i) appoint a successor trustee who shall have the same powers and duties as those conferred upon the Trustee hereunder and, upon acceptance of such appointment by the successor trustee, the Trustee shall assign, transfer and pay over to such successor trustee the funds and properties then constituting the Trust Fund, or (ii) establish an alternative funding medium and the Trustee shall assign, transfer and pay over the Trust Fund, as then constituted, upon the directions of the Company. The Trustee is authorized, however, to reserve a reasonable amount for payments of its fees and expenses in connection with the settlement of its account or otherwise, and any balance of such reserve remaining after the payment of such reasonable fees and expenses shall be paid over to the successor trustee or alternative funding medium, as the case may be.
   Notwithstanding any provision of the Plan or this Trust Agreement to the contrary, the Trustee is hereby authorized to invest and reinvest such reserves in any investment or investment vehicle appropriate for the temporary investment of cash reserves.

             (b) If for any reason the Company cannot or does not act in the event of the resignation or removal of the Trustee, as hereinabove provided, the Trustee may apply to a court of competent jurisdiction for the appointment of a successor trustee. Any expenses incurred by the Trustee in connection therewith shall be deemed to be an expense of administration payable in accordance with Section 8.01 hereof.

                      ARTICLE XI.  AMENDMENT OR TERMINATION


             Section 11.01. Amendment. (a) The Company reserves the right at any time and from time to time to modify or amend in whole or in part any or all of the provisions of this Agreement by notice thereof in writing delivered to the Trustee, or to terminate this Agreement upon sixty (60) days' prior notice in writing delivered to the Trustee; provided, however, that no modification or amendment which affects the rights, duties or responsibilities of the Trustee may be made without the Trustee's consent; and provided, further, that at no time may any part of the corpus or income of the Trust Fund be used for, or diverted to, purposes other than for the exclusive benefit of the participants of the Plan and their beneficiaries, it being understood that this provision is not to be construed to enlarge the obligations of the Company or any Participating Employer beyond those assumed by them under the Plan.

             (b) Any amendment to the Trust adopted by the Company shall be effective for each Participating Employer without the necessity for any further action by such Participating Employer.

             Section 11.02. Termination or Partial Termination. In the event of the termination or partial termination of the Plan, the Trustee shall dispose of the assets of the Trust Fund or allocable portion thereof in the manner provided in the Plan and as may be directed by the Company.

             Section 11.03. Reversion of Contributions. If a contribution to the Plan by the Company or a Participating Employer is expressly conditioned on either the initial qualification of the Plan or the deductibility of such contribution under the applicable provisions of the Code and if the Plan does not so qualify or the deduction is disallowed, in whole or in part, or in any case in which a contribution is made under a mistake of fact, then such contribution shall, upon written direction of the Company, be returned to the Company or such Participating Employer within one year after the date of denial of initial qualification of the Plan, disallowance of the deduction, or the payment of the contributions made under a mistake of fact, as the case may be; provided, however, that, in the instance of a non-deductible contribution, such contribution shall be returned only to the extent of the disallowance; provided further, that the provisions of this Section 11.03 shall not be effective and operative to the extent such provisions would cause the disqualification of the Plan, result in a contribution being disallowed or otherwise contravene any provision of law, but to the extent such provisions may be effective and operative, the Company and each Participating Employer hereby declares its intention and action that every contribution by it to the Plan shall be conditional upon such initial qualification or such deductibility, as the case may be.

             Section 11.04. Designation of Participating Employers. The subsidiaries or affiliates of the Company which, as of the execution date hereof, have adopted the Plan as Participating Employers are identified on Appendix A attached hereto and made a part of this Trust Agreement. The Company may from time to time designate additional subsidiaries or affiliates to become Participating Employers hereunder and such corporations shall file with the Trustee a certified copy of a resolution of a corporate officer evidencing its adoption of the Plan and this Trust, which action shall constitute delegation of full and exclusive power and authority to the Company to take on behalf of such Participating Employer all necessary and/or appropriate actions respecting the Plan and this Trust, including without limitation, the amendment, modification or termination thereof and the enforcement of the terms and conditions thereof. Such Participating Employer need not be a party signator to the Trust Agreement nor shall it be required that such Participating Employer receive notice of or consent to any non-action hereunder of the Company and/or named fiduciary designated in Section 9.01 hereof.

                           ARTICLE XII.  MISCELLANEOUS


             Section 12.01. No Assignment of Interest. No interest in, and no rights or claims to, any of the assets of the Trust Fund shall be assignable in anticipation of payment either by voluntary or involuntary act or by operation of law, or be liable in any way for the debts, obligations or defaults of any participant of the Plan. Any attempt at assignment or other disposition of such assets shall be void. Notwithstanding the foregoing, the Company may direct the Trustee to recognize a qualified domestic relations order with respect to child support, alimony payments, or marital property rights if the Company determines that such order meets the applicable requirements of Section 414(p) of the Code.

             Section 12.02. Responsibility of Insurance Company. No insurance company which may issue any contract held as part of the Trust Fund shall be obliged to inquire into the terms of this Agreement or be responsible for any action of the Company or the Trustee. No such insurance company shall be obligated to see to the distribution or further application of any proceeds paid by it to the Trustee or paid in accordance with the written direction of the Trustee, and any such payment of proceeds shall be a complete discharge to the insurance company therefor.

             Section 12.03. Wisconsin Law to Govern. This Agreement shall be construed and enforced according to the laws of the State of Wisconsin, and all provisions hereof shall be administered according to the laws of said state.

             Section 12.04. Illegality. In case any provision of this Trust Agreement shall be held illegal or invalid for any reason, said illegality or invalidity shall not affect the remaining parts of this Trust Agreement which shall then be construed and enforced as if such illegal or invalid provision had never been inserted herein.

             Section 12.05. Counterparts. This Trust Agreement may be executed in a number of counterparts, each of which shall be deemed an original, and such counterparts shall constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.

             Section 12.06. Successors and Assigns. This Trust Agreement shall be binding and inure to the benefit of the successors and assigns of the Company and the Trustee, respectively.

             IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and attested in duplicate originals by their respective officers thereunder duly authorized, and their corporate seals to be hereunto affixed, as of the day and year first above written.

                                 BANTA CORPORATION


                                 By:  /s/ Ronald D. Kneezel
                                    Ronald D. Kneezel, Vice President,
                                    General Counsel and Secretary


                                 FIRST TRUST NATIONAL ASSOCIATION, Trustee


                                 By:  /s/


   [Corporate Seal]
                                 Attest: /s/

                                   APPENDIX A



             KCS Industries, Inc.
             Danbury Printing & Litho, Inc.